Private & Confidential

Our Reference: CMD-OU-2013-0708HA-FL

14 March 2013

Hong Kong Highpwoer Technology Company Limited

Unit 12 15/F Technology Park

18 on Lai Street

Shek Mun Shatin

NT

Dear Sirs,

Re: Banking Facility

We are pleased to advise that Industrial and Commercial Bank of China (Macau) Limited (the “Bank”) has agreed to make available new banking facility to you (the “Borrower”) and to confirm that, subject to the availability of funds and the terms and conditions outlined herein, we hold the following credit facility at your disposal unless advise to the contrary by us.

Total Line of Credit:	Up to USD3,000,000.00 (US Dollars Three Million Only.)

Facility:	Term Loan

Purpose:	To support the Borrower purchasing from overseas.

Drawdown:

(1) Upon completion of all security documentation referred in this letter and the return of the duplicate of this letter, duly signed.

(2) In one lump sum and upon completion of all security documentation and against a drawdown notice satisfactory to the Bank, accompanied with invoice copy or payment evidence satisfactory to the Bank.

Availability Period:	From the date of this facility letter to 19 September 2013. No loan drawing will be allowed beyond this period unless agreed by the Bank.

Final Maturity Date:	12 months after the date of the loan drawing or 2 months before the expiry day of the Commitment Letter, whichever is earlier.

Interest Rate:	1.50% p.a., subject to availability of funds and fluctuation at the Bank’s discretion. Interest is calculated daily on a 360 days basis.

Repayment:	Principal and accrued interest together with 1% government stamp duty on interest (when applicable) are to be repaid in one lump sum on Final Maturity Date. No principal and accrued interest payment should go beyond the Final Maturity Date.

Industrial and Commercial Bank of China (Macau) Limited

18/F, ICBC Tower, Macau Landmark, 555 Avenida da Amizade, Macau

Tel: (858) 2855 5222 Fax: (853) 2857 0758

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Re: Hong Kong Highpower Technology Company Limited

Security / Documents:

(1) Commitment Letter in the form of authenticated SWIFT under MT799 format for amount not less than USD3,100,000.00 (“Commitment Letter”), covering the outstanding principal, accrued interest and all related fees under this facility letter issued by Industrial and Commercial Bank of China Limited, Shenzhen Branch (“ICBC Shenzhen Branch”) in favor of the Bank. The terms and conditions of the Commitment Letter must, among others, specify the following:

If during the loan tenor, you fails to immediately repay the principle, accrued interest and related fees demanded under any early repayment event as stipulated in this facility letter; or if at the Final Maturity Date, you fails to repay the principle, accrued interest and related fees, ICBC Shenzhen Branch shall issue a Stand-by Letter of Credit for amount not less than USC3,100,000.00, with expiry date at least one month after the Final Maturity Date in favor of the Bank within 7 business days upon receipt of the Bank’s written demand, for securing any unpaid principle, accrued interest and related fees under this facility letter.

(2) Board Resolution from the Borrower for accepting the facility and the corresponding terms and conditions, which is to be certified by a company director of the Borrower.

(3) General Agreement by Customer(s) signed by you. (form attached)

(4) Other banking and legal documents as and when required by the Bank,

Arrangement Fee:	0.2%p.a. on USD3,000,000.00, i.e. USD6,000.00, payable within 10 days after acceptance of this facility letter or payable on the date of the loan drawdown, whichever is earlier.

Expenses:	All legal fees and any other costs and charges incurred by the Bank in preparation, execution and enforcement of the banking facility and security documents are to be borne by you, including the legal expenses arising from loan recovery and compliance of statutory regulations.

Industrial and Commercial Bank of China (Macau) Limited

18/F, ICBC Tower, Macau Landmark, 555 Avenida da Amizade, Macau

Tel: (858) 2855 5222 Fax: (853) 2857 0758

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Re: Hong Kong Highpower Technology Company Limited

Overdue Penalty Interest:	The advances made by us under the above credit facility should be repaid as and when they fall due. However, should any such advances not be repaid on their respective due dates, penalty interest at 5% over of Our Best Lending Rate or such other interest rate as determined by the Bank from time to time shall be charged on the past due advances. The interest accrued on the advances or all other charges will be recovered by us on a monthly basis or at such other intervals as we may deem fit.

Event of Default:	Any material breach of the terms and conditions under this facility letter and the Security Documents as determined by the Bank, the Bank shall have the right to demand full repayment of all outstanding indebtedness and charge default interest at the same interest rate as Overdue Penalty Interest.

Early/Partial Prepayments:	Early full prepayment will be allowed, without penalty, subject o 30 days’ prior written notice to the Bank.

Other Terms and Conditions:

(1) All due payments (including principal, interest, overdue interest, expenses and taxes mentioned in this facility letter and other security documents) are to be debited to your current account or any other accounts maintained and/or to be opened by you with us, irrespective of whether or not such account or accounts have a credit balance.

(2) The fund from the loan is prohibited from transferring back to mainland China (excluding Hong Kong, Taiwan and Macau) directly or in directly for the purpose of lending, equity investment or security investment.

(3) The above Term Loan is a non-revolving credit. Any amount of repayments made may not be re-borrowed unless prior written approval is obtained from the Bank.

(4) The use and continued availability of the above credit facility is subject to proper documentation and the usual requirement that no adverse change has occurred in the financial condition of the Borrower as determined by the Bank.

(5) Any change of shareholding of the Borrower must obtain the Bank’s prior consent.

Industrial and Commercial Bank of China (Macau) Limited

18/F, ICBC Tower, Macau Landmark, 555 Avenida da Amizade, Macau

Tel: (858) 2855 5222 Fax: (853) 2857 0758

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Re: Hong Kong Highpower Technology Company Limited

Governing Law And Jurisdiction	This facility letter shall be governed by and interpreted and construed in all respects in accordance with the laws of Hong Kong Special Administration Region. It is agreed that any disputes, legal actions or proceedings in accordance with this facility letter are submitted to the jurisdiction of the courts of Hong Kong, and the Bank has absolute right on the submission to the non-exclusive jurisdiction of the courts outside Hong Kong.

Notwithstanding any of the terms and conditions specified above or in any of the Security Document, the Bank reserves its overriding right to cancel/modify the Line of Credit, to revise the terms and conditions, and to call for repayment and/or cash cover of all indebtedness, present and contingent plus accrued interest on immediate demand, with written notice to you.

This facility letter is available for your acceptance until 5 April 2013, on expiry of which, it will become null and void, unless extended by us in writing.

Please acknowledge your acceptance of the foregoing terms and conditions by signing and returning to us the duplicate of this letter. It is our pleasure to make this credit facility available to you and look forward to a long and mutually beneficial relationship with your esteemed company.

Yours sincerely,

For an on behalf of

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU), LIMITED

/s/ [illegible signature]
Authorized Signature(s)

Industrial and Commercial Bank of China (Macau) Limited

18/F, ICBC Tower, Macau Landmark, 555 Avenida da Amizade, Macau

Tel: (858) 2855 5222 Fax: (853) 2857 0758